FREE WRITING PROSPECTUS Dated August 18, 2026	Filed Pursuant to Rule 433 Registration No. 333-283578 Registration No. 333-283578-08

*FULL PRICING DETAILS* $1.011B+ World Omni Prime Auto Loan (WOART 2026-C)

Joint Bookrunners: TD (str), Truist, USB, Wells Fargo
Co-Managers: M&T, PNC, Siebert

Capital Structure

CLS	Size($mm)	WAL	S/F*	P. WIN	E. Final	L. Final	BMRK	SPREAD	YLD%	CPN%	$PRICE
A-1	206.000	0.22	A-1+/F1+	01-06	02/2027	08/2027	I-CRV	+14	3.908	3.908	100.00000
A-2A	286.000	1.10	AAA/AAA	06-22	06/2028	11/2029	I-CRV	+31	4.314	4.27	99.99400
A-2B	75.000	1.10	AAA/AAA	06-22	06/2028	11/2029	SOFR30A	+31	---	---	100.00000
A-3	329.000	2.64	AAA/AAA	22-45	05/2030	10/2031	I-CRV	+43	4.654	4.60	99.97662
A-4	69.580	3.86	AAA/AAA	45-47	07/2030	11/2032	I-CRV	+43	4.733	4.68	99.97555
B	30.330	3.89	AA/AA	47-47	07/2030	11/2032	I-CRV	+55	4.855	4.80	99.97680
C	15.170	3.89	A/A	47-47	07/2030	10/2033	I-CRV	+70	5.005	4.95	99.98751

* Minimum Expected SF Ratings

Transaction Details

- Size	:	$1,011,080,000 (No Grow)
- Format	:	SEC Registered	- Pricing Speed	:	1.3% ABS to 10% Call
- Exp Pricing	:	Priced	- RR Compliance	:	US-Yes; EU-No; UK-No
- Exp Settle	:	08/26/2026	- Min Denoms	:	$1k x $1k
- First Pay	:	09/15/2026	- ERISA	:	Yes (See Prelim)
- Ticker	:	WOART 2026-C	- Exp Ratings	:	S&P, Fitch
- B&D	:	TD Securities

Available Information

- Prelim Prospectus	:	Attached
- FWP	:	Attached

- IntexNet/CDI	:	Attached
> Dealname	:	tdabswoar26c_preprice
> Password	:	UX96

- DealRoadshow URL	:	https://dealroadshow.com
> Entry Code	:	WOART-2026-C (Case Sensitive)
> Direct Link	:	https://dealroadshow.finsight.com/e/WOART-2026-C

Security Identifiers

CUSIP | ISIN

- Class A-1	98165LAA6 | US98165LAA61
- Class A-2A	98165LAB4 | US98165LAB45
- Class A-2B	98165LAC2 | US98165LAC28
- Class A-3	98165LAD0 | US98165LAD01
- Class A-4	98165LAE8 | US98165LAE83
- Class B	98165LAF5 | US98165LAF58
- Class C	98165LAG3 | US98165LAG32

Disclaimer:

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the related prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov <http://www.sec.gov>.